Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA

Allied Nevada Drills 165 Meters Grading 1.9 g/t Gold Equivalent (0.77 g/t Au and

64.74 g/t Ag) of Higher Grade Mineralization in the Vortex Zone at the Hycroft

Mine

June 29, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce highlights from three additional holes drilled in the Vortex Zone at its wholly owned Hycroft mine located near Winnemucca, Nevada.

Hole 10-3843, a 100-meter step-out hole from previously released hole 10-3659 (May 7, 2010), intersected 165 meters grading 1.9 g/t AuEq1 ,2 (0.77 g/t Au2 and 64.74 g/t Ag2) including a 37 meter interval grading 3.68 g/t AuEq (0.83 g/t Au and 162.79 g/t Ag) . Deep mineralization in hole 10-3843 is fed by the East fault, while shallower mineralization occurs in a brecciated vein zone.

Hole 10-3286, which was drilled on the southern boundary of the Vortex drill pattern, intersected 177 meters grading 1.55 g/t AuEq (0.66 g/t Au and 51.22 g/t Ag) and extends the known mineralization to the south.

Hole 10-3833/10-3353 intersected 140 meters grading 1.5 g/t AuEq (0.41 g/t Au and 62.07 g/t Ag) including a 31 meter higher grade intercept of 4.61 g/t AuEq (0.25 g/t Au and 249.62 g/t Ag). This hole was drilled using a rotary drill to a depth of 384 meters and then was continued for another 218 meters using a core drill. Hole 10-3833/10-3353 was collared on the western margin of the Vortex drill pattern, approximately 105 meters southwest of previously announced hole 10-3768 (January 10, 2010) and confirms high-grade silver mineralization both in the hanging wall of the East Fault, which is a feeder system in this area, and from a veined breccia zone in the hole.

“Drilling in the Vortex Zone continues to encounter higher grades of gold and silver mineralization and we believe further drilling will continue to expand the deposit to the north, south, west and at depth,” commented Scott Caldwell, President & CEO of Allied Nevada. “We are stepping up exploration at Hycroft with a well designed program to delineate and expand the Vortex higher grade mineralized zones. We can add more value to shareholders by accelerating the drilling program to expand and upgrade the known oxide and sulphide mineralization and continuing the metallurgical testing on the sulphide mineralization.”

Vortex gold mineralization is associated within a rhyolite-hosted hydrothermal breccia and the silver mineralization is primarily contained within pyrargyrite. Higher grade mineralization of up to 175 meters in length is present at drill depths up to 600 meters. Mineralization remains open along strike to the north, south, west and at depth.

Year to date 132 infill and exploration holes totaling 34,710 meters have been drilled. The Hycroft exploration program for the second half of 2010 will consist of 164 holes totaling 64,000 meters. The drill fleet will be expanded to eight rigs at Hycroft by mid-July to accomplish this goal. The program will

[1]	Gold equivalent grades were calculated using a gold price of US$800 and silver price of US$14 for a silver to gold equivalent conversion factor of 57.14 to 1.
[2]	g/t Au = grams per tonne gold; g/t Ag = grams per tonne silver; g/t AuEq = grams per tonne gold equivalent continue to infill and expand both the oxides and sulphides and to provide material for engineering, slope stability analyses, hydrology and ongoing metallurgical testing. A mid-year resource update is expected to be released in the third quarter of 2010.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated April 1, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com to view a full list of assays received to date for holes drilled in the 2010 program.

Ongoing 2010 Hycroft Exploration Campaign | 2

Significant intercepts for the holes mentioned above are as follows:

				GRADE
	FROM	TO	INTERVAL	Au	Ag	AuEq
	meters	meters	meters	g/t	g/t	g/t
H10D-3286	157	334	177	0.66	51.22	1.55
including	175	184	9	3.26	116.05	5.29
including	177	179	2	12.30	62.00	13.39
including	182	184	2	0.43	472.00	8.69

H10R-3833/H10D-3353	279	419	140	0.41	62.07	1.50
including	388	419	31	0.25	249.62	4.61
including	401	414	13	0.27	441.36	7.99
including	407	413	6	0.30	756.28	13.53

H10D-3843	317	482	165	0.77	64.74	1.90
including	346	471	125	0.73	78.85	2.11
including	434	471	37	0.83	162.79	3.68
including	446	454	8	1.28	321.39	6.90
including	464	471	7	0.91	244.95	5.19

Ongoing 2010 Hycroft Exploration Campaign | 3